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                                     EXHIBIT 21.1

                                  GEOGRAPHICS, INC.

                                LIST OF SUBSIDIARIES

1. Geographics Marketing Canada, Inc., incorporated under the laws of Canada and doing business in the name of Geographics Marketing Canada, Inc.

2. Geographics Europe Limited, incorporated under the laws of the United Kingdom and doing business in the name of Geographics Europe Limited

3. Geographics Pty. Limited, incorporated under the laws of Australia and doing business in the name of Geographics Pty. Limited